UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 1, 2010

TALEO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 452-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2010, the Board of Directors of Taleo Corporation (the “Company” or “Taleo”) appointed Jonathan Faddis, age 38, to serve as interim Chief Financial Officer (“CFO”) during the pendency of a search to replace Katy Murray, the Company’s former Executive Vice President and CFO.

Mr. Faddis, who joined the Company in 2001 as counsel, has served as the Company’s Senior Vice President and General Counsel since July 2010. Mr. Faddis is a member of the Company’s executive management team and is responsible for overseeing legal, governance, compliance and risk management issues with respect to the Company’s operations and also serves as the Company’s corporate secretary. Mr. Faddis previously managed the SEC reporting function for the Company. Mr. Faddis received his J.D. from Georgetown University Law Center in Washington, D.C., and his B.S. from Texas A&M University in College Station, Texas.

The Employment Agreement dated July 1, 2010 (the “Effective Date”) between Mr. Faddis and the Company (the “Employment Agreement”) provides for an initial term of four (4) years from the Effective Date, an annual base salary of $243,750, and an annual aggregate target of $131,250 for annual and quarterly bonuses, which will be determined based upon the achievement of quarterly or yearly performance goals approved by the Company’s Chief Executive Officer.

Under the Employment Agreement, if Mr. Faddis’s employment is terminated without cause and such event does not take place within sixty (60) days prior to or eighteen (18) months following a change in control of the Company, Mr. Faddis will be entitled to receive (i) for any partially completed bonus periods, a lump sum equal to the daily prorated amount of Mr. Faddis’s then-current quarterly and annual bonuses, (ii) an additional lump sum equal to fifty percent (50%) of Mr. Faddis’s then-current annual base salary, and (iii) if Mr. Faddis elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Faddis becomes eligible for substantially equivalent health insurance in connection with new or self-employment.

Further, if Mr. Faddis’s employment is terminated without cause or Mr. Faddis resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change of control, Mr. Faddis will be entitled to receive (i) for any partially completed bonus periods, a lump sum equal to the daily prorated amount of Mr. Faddis’s then-current quarterly and annual bonuses, (ii) an additional lump sum equal to fifty percent (50%) of Mr. Faddis’s then-current annual base salary, (iii) an additional lump sum equal to fifty percent (50%) of Mr. Faddis’s then-current target bonus, and (iv) if Mr. Faddis elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage, or (3) the date Mr. Faddis becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Faddis’s outstanding equity awards will vest or be released from restriction immediately.

The Employment Agreement provides for nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Mr. Faddis does not have any family relationships or related party transactions that are required to be disclosed.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Employment Agreement between Taleo Corporation and Jonathan Faddis dated July 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/s/ Jonathan Faddis
Jonathan Faddis Interim Chief Financial Officer, Senior Vice President and General Counsel

Date: October 5, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Taleo Corporation and Jonathan Faddis dated July 1, 2010